			Exhibit 12.2
PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	March 31,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$181,677	$176,739	$146,769	$126,192	$120,055	$108,948
Income taxes	92,644	97,227	89,628	77,176	70,939	52,836
Income taxes charged to other income - net	502	1,462	2,141	(17)	(162)	2,082
Capitalized interest	(6,637)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$268,186	$267,450	$234,738	$200,555	$188,560	162,469
Fixed charges:
Interest expense	$192,743	$184,859	$174,458	$171,831	$182,779	192,829
Other interest	6,637	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	9,017	9,151	5,234	5,424	4,669	5,394
Total	$208,397	$201,988	$183,492	$180,051	$189,720	199,620
Earnings available for combined fixed charges	$476,583	$469,438	$418,230	$380,606	$378,280	362,089
Ratio of Earnings to Fixed Charges	2.29x	2.32x	2.28x	2.11x	1.99x	1.81x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	March 31,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$181,677	$176,739	$146,769	$126,192	$120,055	$108,948
Income taxes	92,644	97,227	89,628	77,176	70,939	52,836
Income taxes charged to other income - net	502	1,462	2,141	(17)	(162)	2,082
Subtotal	274,823	275,428	238,538	203,351	190,832	163,866
Capitalized interest	(6,637)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$268,186	$267,450	$234,738	$200,555	$188,560	$162,469
Fixed charges:
Interest expense	$192,743	$184,859	$174,458	$171,831	$182,779	$192,829
Other interest	6,637	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	9,017	9,151	5,234	5,424	4,669	5,394
Total	$208,397	$201,988	$183,492	$180,051	$189,720	$199,620
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$476,583	$469,438	$418,230	$380,606	$378,280	$362,089
Dividend Requirement:
Fixed charges above	$208,397	$201,988	$183,492	$180,051	$189,720	$199,620
Preferred dividend requirements below	--	--	--	--	8,188	11,779
Total	$208,397	$201,988	$183,492	$180,051	$197,908	$211,399
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.29x	2.32x	2.28x	2.11x	1.91x	1.71x

Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$274,823	$275,428	$238,538	$203,351	$190,832	$163,866
(b) Income from continuing operations	$181,677	$176,739	$146,769	$126,192	$120,055	$108,948
(c) Ratio of (a) to (b)	1.5127	1.5584	1.6253	1.6114	1.5895	1.5041
(d) Preferred dividends	$--	$--	$--	$--	$5,151	$7,831
Preferred dividend requirements [(d) multiplied by (c)]	$--	$--	$--	$--	$8,188	$11,779